Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Alan R. Abrams, Chairman and Chief Executive Officer (770) 953-0304 E-mail: investorrelations@servidyne.com
SERVIDYNE ANNOUNCES RESTATEMENT OF FINANCIAL RESULTS
Revising the timing of a previously recorded increase in the valuation allowance of deferred state income tax assets; the change will reduce the Company’s year-to-date net loss from continuing operations by $643,000, or 28%, and have no impact on the Company’s most recent balance sheet or prior or future period cash flows.
ATLANTA — April 27, 2011 — SERVIDYNE, INC. (Nasdaq: SERV), an energy efficiency and demand response company, today reported that the Company will restate its financial results to revise the timing of a previously recorded increase in the valuation allowance on deferred state income tax assets. The financial statements covered by the restatement are included in the Company’s Form 10-K for the year ended April 30, 2010, and the Quarterly Reports on Form 10-Q for the periods ended July 31, 2010, October 31, 2010, and January 31, 2011. The expected impact will be to reduce the net loss from continuing operations for the first nine months of the current fiscal year by $643,000, and to increase the total combined net loss from continuing operations in the prior two fiscal years by the same amount. The Company plans to file the restated financial statements as promptly as practicable.
The restatement is necessitated by the Company’s determination that the valuation allowance on state deferred tax assets that was fully recorded in the fiscal third quarter ended January 31, 2011, should have been recorded beginning as of the fiscal year ended April 30, 2009, and adjusted in each subsequent fiscal period. The correction of the financial statements will have no impact on the Company’s previously reported balance sheet for the most recent quarter ended January 31, 2011, but will reduce the amount of deferred tax assets on the balance sheet for the fiscal years ended April 30, 2009, and April 30, 2010, and the fiscal quarters ended July 31, 2010, and October 31, 2010, by varying amounts.
“The accounting treatment for deferred income tax assets is complex and requires a great deal of judgment,” noted Alan R. Abrams, Chairman of the Board and Chief Executive Officer. “While it is unfortunate to have to amend our previously announced financial results, I believe that we are following a sound and conservative interpretation of the relevant standards.
“It is important to note that this correction simply involves moving a substantial majority of the non-cash income tax valuation allowance that we originally fully expensed last quarter into earlier fiscal periods, which will have no impact on our previously reported pre-tax results and no impact on our prior or future period cash flows.”
Additional information regarding the restatement will be included in a Form 8-K being filed today by the Company with the U.S. Securities and Exchange Commission.
About Servidyne
Established in 1925, Servidyne, Inc. is headquartered in Atlanta, Georgia, and operates globally. The Company provides comprehensive energy efficiency and demand response solutions, sustainability programs, and other products and services that significantly enhance the operating and financial performance of existing buildings. Servidyne enables its customers to cut energy consumption and realize immediate cost savings across their portfolios, while reducing greenhouse gas emissions and improving the comfort and satisfaction of their buildings’ occupants. The Company serves a broad range of markets in the United States and internationally, including owners and operators of corporate, commercial office, hospitality, gaming, retail, light industrial, distribution, healthcare, government, multi-family and education facilities, as well as energy services companies and public and investor-owned utilities. For more information, please visit www.servidyne.com or call 770-953-0304.
Certain statements contained or incorporated by reference in this press release, including without limitation, statements containing the words “believe,” “anticipate,” “estimate,” “expect,” “plan,” “project,” “forecast,” “should,” and words of similar import, are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements involve known and unknown risks, uncertainties, and other matters which may cause the actual results, performance, or achievements of Servidyne, Inc. to be materially different from any future results, performance, or uncertainties expressed or implied by such forward-looking statements. Factors affecting forward-looking statements in this release include, without limitation, the factors identified under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended April 30, 2010, as updated from time to time in the Company’s Quarterly Reports on Form 10-Q. Servidyne, Inc. does not undertake to update these forward-looking statements.
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